Exhibit 99.1

SharpLink Gaming Acquires 10% Equity Stake in

Armchair Enterprises, Owner of CryptoCasino.com, for $500,000 Cash and Right of First Refusal to Acquire Controlling Interest

Investment Signals SharpLink’s Strategic Expansion Into

High Growth, Global Crypto Gaming Market

MINNEAPOLIS – February 24, 2024 – SharpLink Gaming, Inc. (Nasdaq: SBET) (“SharpLink” or the “Company”), an online performance-based marketing company serving the U.S. sports betting and iGaming industries, today announced that the Company has acquired a 10% equity stake in U.K.-based Armchair Enterprises Limited (“Armchair”), which owns and operates CryptoCasino.com. The acquisition was made for $500,000 in cash, along with a right of first refusal to acquire a controlling interest in Armchair.

SharpLink’s investment in Armchair demonstrates its strategy to become the first Nasdaq-listed company focused on crypto gaming. Rob Phythian, Chairman and CEO of SharpLink, stated, “Over the past year, our leadership team and highly engaged Board of Directors have dedicated significant resources and time to identify the best growth opportunities for our Company. Our goal is to strategically leverage our existing performance-based marketing platform and industry relationships to achieve deeper and more lucrative penetration into the digital gaming and sports betting markets.

“Throughout this process, we carefully evaluated more than two dozen compelling opportunities and determined that the combination of market expansion, cost efficiency, security and player demand makes crypto gaming one of the most promising growth opportunities in the online gaming industry today. Furthermore, we believe that the steps we have already taken — and will continue to take — to execute a well-defined plan centered on the exponential growth of crypto gaming, positions SharpLink to become a future leader in this space. We aim to deliver strong, positive cash flow and sustainable long-term value for our stockholders.”

Launched in October 2024, CryptoCasino.com is an innovative online gaming platform that partners with some of the world’s leading gaming studios. It utilizes blockchain technology to provide users with a secure, transparent and engaging next-generation gaming experience. The platform plans to offer over 6,000 online slots and table games, a live dealer casino, a premium sportsbook, an eSports betting hub and a racebook, among other features. CryptoCasino.com accepts a wide range of cryptocurrencies, including Bitcoin, Ethereum, Litecoin and more, catering to various user preferences globally while ensuring enhanced security, transparency and anonymity for players.

CryptoCasino.com offers both traditional registration and Web3 connectivity. By connecting instantly with wallets like MetaMask and Trust Wallet, players can easily deposit and withdraw funds within seconds. In addition, CryptoCasino.com serves over one billion unique Telegram users by providing a Telegram Casino integration, which allows anyone to join and start playing with just one click.

The global crypto gaming market is expected to grow significantly, fueled by the increasing adoption of blockchain technology and the rising demand for decentralized gaming platforms. A report by Fortune Business Insights predicts that the online gambling market will reach $158.20 billion by 2028, with blockchain-based gaming experiencing a compound annual growth rate (CAGR) of 12.5% from 2023 to 2028. Particularly, crypto casinos are gaining popularity due to their enhanced security, privacy, and transparency features. (Source: Fortune Business Insights, “Online Gambling Market Size, Share & Industry Analysis,” 2023)

Phythian continued, “After careful consideration, we identified several key factors that convinced us that expanding into crypto gaming was the right decision for us and our shareholders. Among the factors that informed our decision-making processes were:

▪	The crypto gaming industry is rapidly growing, with more players opting for blockchain-based casinos due to their transparency, security, and quick transactions. This positions SharpLink as an early mover, ready to benefit from the expected industry expansion.

▪	Cryptocurrency transactions usually have lower fees and faster processing times compared to traditional payment methods, which benefits both the company and its users.

▪	As more players and operators move towards decentralized gambling, early pioneers like SharpLink can secure a competitive edge over traditional operators.

“We are actively advancing our efforts to acquire control of Armchair Enterprises and CryptoCasino.com as efficiently and timely as possible, and we are squarely focused on continued execution of our expansion strategy. As we progress through 2025, we look forward to sharing further details about our exciting plans and future goals,” concluded Phythian.

About SharpLink Gaming, Inc.

Headquartered in Minneapolis, Minnesota, SharpLink is a trusted marketing partner to leading sportsbooks and online casino gaming operators worldwide. Through its iGaming affiliate marketing network, PAS.net, SharpLink focuses on driving qualified traffic and player acquisitions, retention, and conversions to U.S.-regulated and global iGaming operator partners worldwide. In fact, PAS.net won industry recognition as the European online gambling industry’s Top Affiliate Website and Top Affiliate Program for four consecutive years by igamingbusiness.com and igamingaffiliate.com. SharpLink also owns and operates a portfolio of direct-to-player, state-specific, affiliate marketing websites designed to attract, acquire, and drive local sports betting and online casino gaming traffic to its valued partners which are licensed to operate in each respective state. For more information, please visit www.sharplink.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding the Company’s ability to grow its business through strategic growth opportunities, the Company’s ability to acquire controlling interest in Re-Invent Limited at some point in the future, the potential benefits of the Company’s products, services and technologies and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the Company’s ability to achieve profitable operations, government regulations of online betting, customer acceptance of new products and services, the demand for its products and its customers’ economic condition, the impact of competitive products and pricing, the lengthy sales cycle, proprietary rights of the Company and its competitors, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the SEC. The Company does not undertake any responsibility to update the forward-looking statements in this release.

CONTACT INFORMATION:

INVESTOR AND MEDIA RELATIONS

ir@sharplink.com

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